Exhibit 10.13

Summary of Director Compensation

for Service on the Board of Directors of Captaris, Inc.

Cash Compensation

Effective April 1, 2006, nonemployee directors receive the following cash compensation for their service on the Board of Directors and/or committees of the Board of Directors:

Position	Amount
Nonemployee Director Annual Retainer	$31,000
Additional Audit Committee Member Annual Retainer	$9,000
Additional Compensation Committee Member Annual Retainer	$6,000
Additional Governance Committee Member Annual Retainer	$3,000
Additional Chair of Board of Directors Annual Retainer	$20,000
Additional Chair of Audit Committee Annual Retainer	$14,000
Additional Chair of Compensation Committee Annual Retainer	$10,000
Additional Chair of Governance Committee Annual Retainer	$10,000

Equity Compensation

All nonemployee directors receive automatic stock option grants pursuant to our Nonemployee Directors Program under the Captaris, Inc. 1989 Restated Stock Option Plan. Effective January 18, 2005, nonemployee directors receive initial and annual option grants to purchase shares of our common stock with a valuation (calculated using the methodology then being used by Captaris to value its stock options for financial statement purposes) of $35,000 on the date of grant. The annual grant is not available to a nonemployee director who received an initial grant within six months prior to the date of the next annual grant.

Options granted to nonemployee directors under the Nonemployee Directors Program have an exercise price equal to the fair market value of our common stock on the date of grant, vest in full one year after the date of grant and expire ten years from the date of grant or, if earlier, twelve months after the director’s termination of service with Captaris, death or total disability. In the event of certain corporate transactions, such as a merger, sale or liquidation of Captaris, each outstanding option will accelerate in full in connection with the event.